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                                                                     EXHIBIT 16


Securities and Exchange Commission
Washington, DC  20549


August 14, 1997


Ladies and Gentlemen

We were previously principal accountants for Intelect Communications Systems Limited and, under the date of April 9, 1997, we reported on the consolidated financial statements of Intelect Communications Systems Limited and subsidiaries as of December 31, 1996 and 1995 and for the year ended December 31, 1996, the two month period ended December 31, 1995 and the years ended October 31, 1995 and 1994. On August 13, 1997 our appointment as principal accountants was terminated. We have read Intelect Communications Systems Limited's statements included under item 4 of its Form 8-K dated August 13, 1997 and we agree with such statements, except that we are not in a position to agree or disagree with Intelect Communications Systems Limited's statements that the change was recommended by the audit committee of the board of directors and that Arthur Andersen was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Intelect Communications Systems Limited's financial statements.

Yours faithfully

/s/ KPMG Peat Marwick

KPMG Peat Marwick